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As filed with the Securities and Exchange Commission on June 16, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NUVASIVE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0768598 (I.R.S. Employer Identification No.)
10065 Old Grove Road, San Diego, CA 92131 (Address of Principal Executive Offices)
1998 STOCK OPTION/STOCK ISSUANCE PLAN 2004 EQUITY INCENTIVE PLAN 2004 EMPLOYEE STOCK PURCHASE PLAN (Full Title of the Plans)
Alexis V. Lukianov Chairman, President and Chief Executive Officer NuVasive, Inc. 10065 Old Grove Road San Diego, CA 92131 (Name and Address of Agent For Service)
(858) 271-7070 (Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Michael Kagnoff Heller Ehrman White & McAuliffe LLP 4350 Executive Square, 7th Floor La Jolla, California 92037 Telephone: (858) 450-8400 Facsimile: (858) 450-8499

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock $0.001 par value	2,252,771(2)	$11.50(3)	$25,906,867	$3,282

Common Stock $0.001 par value	2,372,018(4)	$1.28(5)	$3,036,183	$385

Common Stock $0.001 par value	350,000(6)	$11.50(7)	$4,025,000	$510
Aggregate Registration Fee:				$4,177

(1)
Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant's common stock, par value $0.001 per share (the "Common Stock"), that become issuable under any of the plans by reason of any stock split, stock dividend or similar capital adjustment, as required by the plans.

(2)
Represents 2,252,771 shares of Common Stock available for future issuance under the NuVasive, Inc. 2004 Equity Incentive Plan (the "2004 Plan"), which number consists of (a) 800,000 shares of Common Stock initially available for future grants under the 2004 Plan, (b) 129,715 shares of Common Stock remaining available for issuance under the NuVasive, Inc. 1998 Stock Option/Stock Issuance Plan (the "1998 Plan") as of the date of the Registrant's initial public offering, which shares will be available for issuance under the 2004 Plan, (c) up to 323,056 shares of Common Stock issued pursuant to awards granted under the 1998 Plan prior to the date of the Registrant's initial public offering which shares remained subject to a repurchase right in favor of the Registrant, which shares of Common Stock will be available for future issuance under the 2004 Plan to the extent repurchased by the Registrant following the Registrant's initial public offering, and (d) up to an additional 1,000,000 shares that may become issuable under the 2004 Plan pursuant to its terms. In addition, to the extent outstanding awards under the 1998 Plan as of the date of the Registrant's initial public offering expire or are cancelled without having been exercised in full following the date of the Registrant's initial public offering, the shares of Common Stock subject to such awards will be available for future issuance under the 2004 Plan. As of the date of the Registrant's initial public offering, 2,372,018 shares of Common Stock were subject to outstanding options under the 1998 Plan, which shares of Common Stock are registered pursuant to footnote (4) below.
(3)
This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. For the 2,252,771 shares of Common Stock available for future grants under the 2004 Plan, the Proposed Maximum Offering Price Per Share is $11.50, the average of the high and low prices of the Registrant's Common Stock reported in the consolidated reporting system on June 14, 2004.
(4)
Represents 2,372,018 shares of Common Stock subject to outstanding options under the 1998 Plan as of the date of the Registrant's initial public offering. Any of such shares of Common Stock that are subject to awards that expire or are canceled without having been exercised in full following the date of the Registrant's initial public offering will be available for future issuance under the 2004 Plan.
(5)
This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. For the 2,372,018 shares of Common Stock reserved for issuance upon the exercise of outstanding awards under the 1998 Plan, the Proposed Maximum Offering Price Per Share is $1.28 per share, which is the weighted average exercise price of the options granted under the 1998 Plan.
(6)
Represents 100,000 shares of Common Stock initially available for future grants under the NuVasive, Inc. Employee Stock Purchase Plan (the "ESPP") and up to an additional 250,000 shares that may become issuable under the ESPP pursuant to its terms.
(7)
This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. For the 350,000 shares of Common Stock available for future grants under the ESPP, the Proposed Maximum Offering Price Per Share is $11.50, the average of the high and low prices of the Registrant's Common Stock reported in the consolidated reporting system on June 14, 2004.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents filed or to be filed with the Securities and Exchange Commission (the "Commission") by the registrant are incorporated by reference in this registration statement:

        (a)   The Registrant's prospectus filed with the Commission pursuant to Rule 424(b) on May 13, 2004 relating to the Registration Statement on Form S-1, as amended (File No. 333-113344); and

        (b)   The description of the Common Stock of the Registrant contained in the Registration Statement on Form 8-A (No. 000-50744) filed with the Commission on May 5, 2004, pursuant to Section 12 of the Exchange Act of 1934 (the "Exchange Act").

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        The validity of the Common Stock offered hereby will be passed upon for the Registrant by Heller Ehrman White & McAuliffe LLP, San Diego, California. Attorneys associated with Heller Ehrman White & McAulliffe LLP own or have agreed to purchase approximately 8,000 shares of the Registrant's common stock.

Item 6. Indemnification of Directors and Officers

        Our Restated Certificate of Incorporation provides that, except to the extent prohibited by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by our directors. Under Delaware law, our directors have a fiduciary duty to us which is not eliminated by this provision in the certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each of our directors will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

        Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director for the following:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock purchases or redemptions; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Delaware law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of stockholders or otherwise. Our Restated Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Delaware law. In addition, our Restated Certificate of Incorporation and our Restated Bylaws provide that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), by reason of the fact that such person is or was one of our directors, officers, employees or other agents, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

        We have also entered into agreements to indemnify our directors and executive officers, to provide contractual indemnification in addition to the indemnification provided for in our Restated Certificate of Incorporation and Restated Bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Our Restated Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have obtained liability insurance for our officers and directors and intend to obtain greater coverage.

        At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our Restated Certificate of Incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 7. Exemption from Registration Claimed

        Not Applicable.

Item 8. Exhibits

4.1	Instruments Defining the Rights of Stockholders. Reference is made to Registrant's Registration Statement No. 000-50744 on Form 8-A, together with the exhibits thereto, which are incorporated herein by reference pursuant to Item 3(b) to this registration statement.
5.1	Opinion of Heller Ehrman White & McAuliffe LLP
10.1	NuVasive, Inc. 1998 Stock Option/Stock Issuance Plan(1)
10.2	Form of Notice of Grant of Stock Option under our 1998 Stock Option/Stock Issuance Plan(1)
10.3	Form of Stock Option Agreement under our 1998 Stock Option/Stock Issuance Plan and form of addendum thereto(1)
10.4	Form of Stock Purchase Agreement under our 1998 Stock Option/Stock Issuance Plan(1)
10.5	Form of Stock Issuance Agreement under our 1998 Stock Option/Stock Issuance Plan(1)
10.6	Form of Stock Issuance Agreement issued to consultants and distributors under our 1998 Stock Option/Stock Issuance Plan on April 21, 2004 and May 4, 2004(1)
10.7	2004 Equity Incentive Plan(1)
10.8	Form of Stock Option Award Notice under 2004 Equity Incentive Plan(1)
10.9	Form of Option Exercise and Stock Purchase Agreement under 2004 Equity Incentive Plan(1)
10.10	Form of Restricted Stock Grant Notice and Restricted Stock Agreement under 2004 Equity Incentive Plan(1)
10.11	Form of Restricted Stock Unit Award Agreement under 2004 Equity Incentive Plan(1)
10.12	2004 Employee Stock Purchase Plan(1)
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)
24	Power of Attorney (page II-5)

(1)
Incorporated by reference from the Registrant's Registration Statement on Form S-1 as amended and supplemented from time to time (Registration No. 333-113344) originally filed with the Commission on March 5, 2004.

Item 9. Undertakings

        The undersigned Registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (b)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 16th day of June, 2004.

NUVASIVE, INC.
By:	/s/ ALEXIS V. LUKIANOV Alexis V. Lukianov Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and/or officers of NuVasive, Inc. (the "Registrant"), hereby severally constitute and appoint Alexis V. Lukianov, Chairman, President and Chief Executive Officer and Kevin C. O'Boyle, Vice President, Finance and Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 filed with the SEC, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the Registrant's equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

        Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on June 16, 2004:

Signature	Title(s)

/s/ ALEXIS V. LUKIANOV Alexis V. Lukianov	Chairman, President, Chief Executive Officer, and Director (principal executive officer)
/s/ KEVIN C. O'BOYLE Kevin C. O'Boyle	Vice President, Finance and Chief Financial Officer (principal financial and accounting officer)
/s/ R. LEWIS BENNETT, SR. R. Lewis Bennett, Sr.	Director
/s/ JACK R. BLAIR Jack R. Blair	Director
/s/ JAMES C. BLAIR James C. Blair, Ph.D.	Director
/s/ LESLEY H. HOWE Lesley H. Howe	Director
/s/ JOSEPH S. LACOB Joseph S. Lacob	Director
/s/ ARDA M. MINOCHERHOMJEE Arda M. Minocherhomjee, Ph.D.	Director

INDEX TO EXHIBITS

4.1	Instruments Defining the Rights of Stockholders. Reference is made to Registrant's Registration Statement No. 000-50744 on Form 8-A, together with the exhibits thereto, which are incorporated herein by reference pursuant to Item 3(b) to this registration statement.
5.1	Opinion of Heller Ehrman White & McAuliffe LLP
10.1	NuVasive, Inc. 1998 Stock Option/Stock Issuance Plan(1)
10.2	Form of Notice of Grant of Stock Option under our 1998 Stock Option/Stock Issuance Plan(1)
10.3	Form of Stock Option Agreement under our 1998 Stock Option/Stock Issuance Plan and form of addendum thereto(1)
10.4	Form of Stock Purchase Agreement under our 1998 Stock Option/Stock Issuance Plan(1)
10.5	Form of Stock Issuance Agreement under our 1998 Stock Option/Stock Issuance Plan(1)
10.6	Form of Stock Issuance Agreement issued to consultants and distributors under our 1998 Stock Option/Stock Issuance Plan on April 21, 2004 and May 4, 2004(1)
10.7	2004 Equity Incentive Plan(1)
10.8	Form of Stock Option Award Notice under 2004 Equity Incentive Plan(1)
10.9	Form of Option Exercise and Stock Purchase Agreement under 2004 Equity Incentive Plan(1)
10.10	Form of Restricted Stock Grant Notice and Restricted Stock Agreement under 2004 Equity Incentive Plan(1)
10.11	Form of Restricted Stock Unit Award Agreement under 2004 Equity Incentive Plan(1)
10.12	2004 Employee Stock Purchase Plan(1)
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)
24	Power of Attorney (page II-5)

(1)
Incorporated by reference from the Registrant's Registration Statement on Form S-1 as amended and supplemented from time to time (Registration No. 333-113344) originally filed with the Commission on March 5, 2004.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS